EXHIBIT 2

Exhibit 2 (“Prior Exhibit 2”) to the Issuer Schedule 13D/A filed on February 23, 2012 by the Reporting Persons is incorporated herein by reference. Together with Prior Exhibit 2, the following table sets forth all transactions with respect to Shares effected since December 23, 2011, by the Reporting Persons on behalf of the Corvex Funds in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on March 1, 2012. Except as otherwise noted below, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

NATURE OF TRANSACTION	DATE OF TRANSACTION	AMOUNT OF SECURITIES	PRICE PER SHARE/PREMIUM PER OPTION
Open Market Purchase of Shares	03/08/2012	4,071	$68.85
Open Market Purchase of Shares	03/07/2012	1,000	$69.05
Open Market Purchase of Shares	03/06/2012	4,233	$68.01
Open Market Purchase of Shares	03/06/2012	25,000	$68.18
Open Market Purchase of Shares	02/29/2012	8,000	$69.34
Open Market Purchase of Shares	02/29/2012	18,337	$70.01
Open Market Purchase of Shares	02/28/2012	16,974	$70.12
Open Market Sale of Shares	03/21/2012	540,000	$83.80
Open Market Sale of Shares	03/20/2012	10,000	$83.89
Open Market Sale of Shares	03/20/2012	25,000	$83.89
Open Market Sale of Shares	03/19/2012	97,500	$84.18
Open Market Sale of Shares	03/19/2012	152,500	$84.11
Sale of Call Options	03/21/2012	273,000	$45.58
Purchase of Put Options	03/21/2012	273,000	$0.01